UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2014

BioSig Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-190080	26-4333375
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

12424 Wilshire Boulevard, Suite 745 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 820-8100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2014, the board of directors (the “Board”) of BioSig Technologies, Inc. (the “Company”) increased the size of the Board to nine members and appointed Patrick Gallagher and Gregory Cash as members of the Board, effective as of July 15, 2014, to serve for a term expiring at the Company’s 2015 annual meeting of stockholders. In addition, the Board appointed Mr. Cash to serve as the Company’s president and chief executive officer.

Mr. Gallagher serves as a strategic consultant for Kinex Pharmaceuticals, LLC, a biotechnology firm focused on next-generation therapies in oncology and immunology and was the vice president of business development and investor relations from September 2012 to October 2013. He is also an early investor in Kinex Pharmaceuticals.  In November 2010, he was appointed by broker Concept Capital, a division of Sanders Morris Harris, as a Managing Director and the head of institutional sales. In 2001, Mr.Gallagher co-founded BDR Research Group, LLC, an independent sell-side research firm specializing in healthcare investing, financing and operations, and served as its chief executive officer until November 2010. Prior to 2001, he held various sales positions at investment and research firms Kidder Peabody, PaineWebber and New Vernon Associates. Mr. Gallagher is a CFA charter holder. He received his MBA from Pennsylvania State University and holds a B.S. degree in finance from the University of Vermont. Mr. Gallagher brings to the Board over 20 years of investment and research experience in the healthcare and biotechnology space as well as extensive expertise in alternative investments, capital markets and marketing.

Mr. Cash served as the president, chief executive officer and founder of Argent International LLC, a life sciences consulting firm, from July 2011 until July 2014. From September 2012 until February 2013, he was also president and chief executive officer of NeuroTherm, Inc., a multinational company in the interventional pain field. Until June] 2011, Mr. Cash served as president, chief executive officer and director of HeartSine Technologies, Inc., a start-up company in the automated external defibrillator market. Prior to joining HeartSine Technologies in December 2006, he was President, Vascular Therapy and New Business for Sorin Group based in Milan, Italy and also Senior Vice President, Strategic Alliances based in Denver, Colorado. From 2002 to 2004, Mr. Cash was the president, chief executive officer and a director of Vasomedical, Inc., a NASDAQ traded public company. Prior to 2002, he was corporate vice president at Datascope Corporation and president of its wholly owned subsidiary, InterVascular, Inc., president and chief operating officer of Eminent Technology Partners, Inc. and chief executive officer of its subsidiary, Eminent Research Systems, vice president and general manager of vascular therapies for the U.S. Surgical Corporation and spent five years at Boston Scientific Corporation in numerous roles, including vice president of cardiology sales and marketing in Europe. Mr. Cash began his career at Medtronic, Inc., where he served fourteen years in increasingly senior sales and marketing positions. He currently serves on a number of advisory boards, including the Concordia Language Villages National Board, the University of Minnesota Office for Technology Commercialization as well as the French American Chamber of Commerce of Minneapolis/St. Paul. Mr. Cash holds a B.A. in International Marketing and Business Administration from the College of St. Thomas in St. Paul, Minnesota.

In connection with the appointment of Mr. Cash, on July 15, 2014 (the “Effective Date”), the Company entered into an employment agreement with Mr. Cash (the “Employment Agreement”). The Employment Agreement has an initial term of three years that expires on July 15, 2017. Under the Employment Agreement, Mr. Cash is entitled to an annual base salary of $275,000. Upon the Company closing an equity or equity-linked financing with proceeds to the Company of at least $3.5 million (a “Qualified Financing”), Mr. Cash’s annual base salary will automatically increase to $325,000 and he will receive (i) a one-time payment equal to the difference between the amount he would have earned if his base salary was $325,000 and the amount he actually earned at his base salary of $275,000 for the time period from the Effective Date until the closing of such Qualified Financing and (ii) a one-time cash bonus of $30,000. If the Company does not complete a Qualified Financing within six months after the Effective Date, Mr. Cash’s annual base salary will nonetheless increase to $325,000 and he will receive the same one-time payment unless the Company reasonably determines that the failure to complete such Qualified Financing was within the reasonable control of Mr. Cash. Mr. Cash is also eligible to receive an annual bonus equal to at least 50% of the sum of his base salary and one-time payment, based on the achievement of reasonable performance criteria to be determined by the Board in consultation with Mr. Cash within 90 days of the Effective Date.

In accordance with the Employment Agreement, on July 15, 2014, the Company granted Mr. Cash an incentive stock option to purchase 1,265,769 shares of the Company’s common stock, made pursuant to an Incentive Stock Option Agreement. The option has an exercise price of $2.21, which was the fair market value of the Company’s common stock on the date of grant, and a term that expires ten years from the date of grant. The option will vest as follows (i) 542,473 shares of common stock will vest in eleven equal installments of 45,206 shares of common stock and one final installment of 45,207 shares of common stock on a quarterly basis with the first installment vesting on the Effective Date and subsequent installments vesting every three months thereafter; (ii) 180,824 shares of common stock will vest immediately upon completion of a Qualified Financing; (iii) 180,824 shares of common stock will vest upon the listing of the Company’s common stock on a recognized U.S. national securities exchange (i.e., NYSE, MKT LLC, The Nasdaq Stock Market LLC or the New York Stock Exchange); (iv) 180,824 shares of common stock will vest upon the 510(k) clearance or any other type of clearance deemed necessary by the U.S. Food and Drug Administration of the Company’s PURE (Precise Uninterrupted Real-time evaluations of Electrograms) EP technology platform; and (v) 180,824 shares of common stock will vest upon the Company achieving a market capitalization of $150,000,000 and maintaining such market capitalization for at least 90 consecutive calendar days.

The Employment Agreement also contains certain confidentiality, non-disparagement, non-solicitation and assignment of inventions covenants for Mr. Cash.

If, during the term of the Employment Agreement, Mr. Cash’s employment is terminated by the Company for cause or by Mr. Cash without good reason, Mr. Cash will only be entitled to receive unpaid and accrued amounts owed to him (e.g., for base salary, reimbursements and unused vacation) through the date of termination.  In the even that Mr. Cash’s employment is terminated either upon his death or permanent disability or upon the expiration of the term of the Employment Agreement without any renewal or extension, Mr. Cash will be entitled to receive, in addition to other unpaid amounts owed to him, the full amount of any earned but unpaid bonus for the calendar year prior to such termination, the prorated amount of any bonus earned for the calendar year of such termination and any cash bonus amount earned for the closing of a Qualified Financing. If Mr. Cash’s employment is terminated by the Company without cause or by Mr. Cash for good reason, Mr. Cash will be entitled to receive the same severance package as upon his death or disability plus severance pay equal to one year of his base salary and continuation of benefits for one year following termination, provided that Mr. Cash complies with his confidentiality, non-disparagement and non-solicitation requirements and executes a release of claims in a form reasonably acceptable to the Company.

The foregoing summary of the Employment Agreement and the Incentive Stock Option Agreement are not complete, and are qualified in their entirety by reference to the full text of such agreements that are attached or incorporated by reference as Exhibits 10.1 and 10.2 of this Current Report on Form 8-K. Readers should review the Employment Agreement and the Incentive Stock Option Agreement for a more complete understanding of their terms and conditions.

Item 8.01	Other Events.

On July 21, 2014, the Company issued a press release announcing the appointment of Mr. Cash as president, chief executive officer and a director of the Company. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated July 15, 2014, by and between BioSig Technologies, Inc. and Gregory Cash.
10.2	Incentive Stock Option Agreement, dated July 15, 2014, by and between BioSig Technologies, Inc. and Gregory Cash.
99.1	Press release dated July 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSIG TECHNOLOGIES, INC.

Date: July 21, 2014	By:	/s/ Gregory Cash
Name: Gregory Cash
Title: Chief Executive Officer